Exhibit 10.11
July 31, 2018

Aaron Tachibana
C/O Lumentum Operations LLC
400 N. McCarthy Blvd.
Milpitas, CA 95035

Re:	Separation from Lumentum on September 30, 2018
Dear Aaron,
This letter agreement (“Agreement”) will confirm the terms of your separation from your employment with Lumentum Operations LLC and its parent, subsidiaries and affiliated entities (the “Company”), which is expected to occur effective on September 30, 2018 (the “Termination Date”). The effective date of this Agreement will be the 8th calendar day following the date of your signature below (“Effective Date”). Capitalized terms will have the meaning ascribed to them in the letter to which this Agreement is attached unless otherwise defined herein.
Upon your Qualifying Termination, you will be entitled to receive the payments and benefits set forth below subject to the terms and conditions set forth below:
Pursuant to the Lumentum Holdings Inc. Change in Control and Severance Benefits Plan, as Amended and Restated (the “Severance Plan”), you will receive the following, conditioned upon your execution, delivery, and non-revocation of this Agreement and the Supplemental Release attached hereto as Schedule 1, provided that you abide by the terms of this Agreement and execute the Supplemental Release no earlier than the Actual Termination Date, and no later than twenty-one (21) days after the Actual Termination Date:

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Time-Based Equity Awards: Any and all unvested Parent equity-based awards that are subject to time-based vesting conditions granted to you prior to the date hereof (the “Time-Based Equity Awards”) will automatically be accelerated so that the number of shares subject to the Time-Based Equity Awards that would have vested over the nine-month period following the Actual Termination Date will vest on the thirtieth (30th) day following the Actual Termination Date (or if such thirtieth (30th) day following the Actual Termination Date falls on a weekend or holiday, then the first business day after such thirtieth (30th) day) (the “Trigger Date”). Except as described herein, each Time-Based Equity Award will remain subject to the terms and conditions of the award agreement and plan under which the Time-Based Equity Award was granted.

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Cash Severance: Within ten days following the Trigger Date, you will receive a lump sum cash payment in the amount of $322,500, less applicable withholdings, which is equal to nine (9) months of your base salary rate as of the Actual Termination Date.

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COBRA Continuation. Upon the termination of your employment for any reason you will be eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). A package containing appropriate COBRA information will be mailed to you shortly after your Actual Termination Date by the third-party administrator that manages this program for the Company. If you elect continuation coverage under COBRA following the Actual Termination Date, the Company will pay for the full monthly premium costs of such benefits for a period of nine (9) months or until you are no longer eligible for COBRA benefits, whichever is sooner.

In addition to the benefits provided under the Severance Plan as described above, you will also receive the following, conditioned upon your execution, delivery, and non-revocation of this Agreement and the Supplemental Release attached hereto as Schedule 1, provided that you abide by the terms of this Agreement and execute the Supplemental Release no earlier than the Actual Termination Date and no later than twenty one (21) days after the Termination Date:

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PSU Awards: Any and all Parent equity awards that are subject to performance-based vesting conditions (the “PSU Awards”) for which the performance-based conditions have not been satisfied as of the Effective Date will be achieved based on actual achievement of the applicable performance metrics as determined by the compensation committee of Parent’s board of directors following the Actual Termination Date (the “Achieved PSU Awards”) and such Achieved PSU Awards will automatically be accelerated so that the number of shares subject to the Achieved PSU Awards that would have vested over the nine-month period following the Actual

Termination Date will vest on the Trigger Date. Except as described herein, the PSU Awards will remain subject to the terms and conditions of the award agreement and plan under which the PSU Awards were granted.

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Cash Incentive Plan: If unpaid as of your Actual Termination Date, you will receive a lump sum cash payment in an amount, less applicable withholdings, which is equal to your target incentive opportunity under the Cash Incentive Plan (“CIP”) for the 2018 fiscal year, calculated at the achievement level based on actual achievement of the applicable performance metrics for the 2018 fiscal year, which will be paid to you at the same time as bonuses under the CIP are paid to the Company’s other senior executive officers participating in the CIP, but in no event later than December 31, 2018.

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Legal Fees: Within sixty (60) days after the Effective Date, the Company will reimburse you for your reasonable legal fees, not to exceed $10,000, for advice in connection with preparing and finalizing this Agreement and related documents.

You acknowledge and agree that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, equity awards, vesting, and any and all other benefits and compensation due to you; provided, however, that the Company will continue paying you base salary at your current rate and providing benefits in which you participate through your Actual Termination Date.
Your Proprietary Information and Inventions Agreement signed on November 5, 2013 (the “Proprietary Agreement”), will continue in full force and effect in accordance with its terms. You acknowledge and agree to continue to abide by the terms and conditions of the Company’s Insider Trading Policy in accordance with its terms.
In consideration of the terms of this Agreement, you completely release from and agree not to file, cause to be filed, or otherwise pursue against the Company, its affiliated, related, parent or subsidiary corporations, and its present and former directors, officers, employees, attorneys, insurers and affiliated entities (collectively, the “Releasees”) from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these Releasees including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including, but not limited to, the following: (i) claims arising under the federal or any state constitution; (ii) any and all claims for compensation (including bonus and severance payments), equity awards or claimed rights related to equity awards, (ii) claims for breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, defamation, infliction of emotional distress, invasion of privacy, personal injury, (iii) claims arising under any federal, state, or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Reform and Control Act; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act; (iv) any and all other claims arising from your employment relationship with and separation from the Company; and (v) any and all claims for attorneys’ fees and costs.
Notwithstanding the previous paragraph, the parties acknowledge and agree that you are not releasing, and this release does not extend to (i) any obligations of the Company under this Agreement, (ii) any claims that cannot be released as a matter of law, including, but not limited to, any Protected Activity (as described below), or any claims that arise after your signing of this Agreement, (iii) any claims you might have under COBRA, (iv) your vested rights to any benefits under applicable employee benefit plans, or (v) your rights to indemnification from the Company or any affiliates. Notwithstanding the foregoing, you acknowledge that any and all disputed wage claims that are released herein shall be subject to binding arbitration as noted herein, except as required by applicable law. You represent that you have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. The Company will maintain D&O insurance on your behalf to the same extent maintained on behalf of executive officers of the Company.
You acknowledge that you are waiving and releasing any rights you may have under the ADEA and that this waiver and release is knowing and voluntary. You have been advised that you have 21 calendar days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. You also understand that you can revoke your acceptance of the terms of this Agreement within seven calendar days of signing it by sending a certified letter to that effect to the Company’s General Counsel. Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven calendar day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.
You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: ~~”~~A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
You agree to return all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by you in the course of or incident to your employment by the Actual Termination Date. Further, subject to the language governing Protected Activity, you agree that you will not make or publish, either orally or in writing, any disparaging statement regarding the Company or any other Releasee, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company. In order to insure that there is no subsequent dispute regarding such potential impedance or interference, you agree that for a period of one year after the Actual Termination Date you will not, for yourself or any third party, directly or indirectly employ, solicit for employment, or recommend for employment any person who was employed by the Company as of the Actual Termination Date. The Company agrees that its current directors and officers will not make any disparaging statements about you, either orally or in writing.
YOU AND THE COMPANY AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, YOUR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. YOU AND THE COMPANY AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. YOU AND THE COMPANY HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER YOU OR THE COMPANY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN YOU AND THE COMPANY, YOU AND THE COMPANY AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
You understand and agree that, as a condition of this Agreement, you are not entitled to any future employment with the Company following the Actual Termination Date, and you waive any right, or alleged right, of employment or re-employment with the Company. You further agree not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company after the Actual Termination Date.
You understand that nothing in this Agreement will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean filing a charge or complaint, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Proprietary Agreement to any parties other than the relevant Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this

Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
This Agreement, along with the Proprietary Agreement, the Supplemental Release, any indemnification agreement with the Company, your indemnification rights under the Company Bylaws and other indemnification agreements of the Company or under applicable law, and any plan or agreement governing your Time-Based Equity Awards and PSU Awards (in either case, except as specifically amended herein) represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including the Severance Plan (with the exception of Sections 5(b), 7, 9, and 10(d) thereunder).
Please confirm your acceptance of the foregoing by signing below and delivering your signed Agreement to me within 5 calendar days of the date hereof. You and the Company acknowledge that you have been given twenty one (21) days to consider and sign this Agreement..

Sincerely,

/s/ Alan Lowe
Alan Lowe
President and Chief Executive Officer

Agreed and Accepted:                Date:

/s/ Aaron Tachibana                7/31/2018
Aaron Tachibana

Schedule 1

SUPPLEMENTAL RELEASE
This Supplemental Release (“Supplemental Release”) is hereby executed by Aaron Tachibana (“Executive”) in favor of Lumentum Operations LLC (“Lumentum” or the “Company”).
In consideration of the mutual promises, and consideration provided in the letter agreement regarding Executive’s separation from Lumentum, dated June 6, 2018 (the “Agreement”), Executive hereby verifies and confirms Executive’s renewed agreement to the terms of that Agreement, including, but not limited to, the release and waiver of any and all claims relating to the services provided to the Company, and further extends such release and waiver to any claims that may have arisen since the Effective Date of the Agreement, including, but not limited to, claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, expenses, salary, bonuses, profit sharing or fringe benefits.
Notwithstanding the previous paragraph, Executive is not releasing, and this release does not extend to (i) any obligations of the Company under the Agreement, (ii) any claims that cannot be released as a matter of law, including, but not limited to, any Protected Activity (as described in the Agreement), or any claims that arise after Executive signs this Supplemental Release, (iii) any claims Executive might have under COBRA, (iv) Executive’s vested rights to any benefits under applicable employee benefit plans, or (v) Executive’s rights to indemnification from the Company or any affiliates.
Executive acknowledges that the terms of the Agreement shall apply to this Supplemental Release and are expressly incorporated herein.
This Supplemental Release may not be signed earlier than September 30, 2018, which is the Executive’s Actual Termination Date (defined in the Agreement). Beginning September 30, 2018, Executive has twenty one (21) days to consider and sign this Supplemental Release. This Supplemental Release will become effective on the eighth (8th) day after Executive signs this Supplemental Release, so long as it has not been revoked by Executive before that date.

IN WITNESS WHEREOF, Executive has executed this Supplemental Release on the date set forth below.
Executive

Dated: ________________, 2018                __________ Aaron Tachibana